PACIFIC DISTRIBUTION SERVICES LLC

Value-Added Distribution, Fulfillment, and Warehousing Services   Foreign Trade Zone   Nation-wide LTL and Truckload Transportation Services

PUBLIC WAREHOUSE AGREEMENT

This agreement dated the 15th day of February, 2007 is hereby made and entered into by Pacific Distribution Services, LLC, with its principal place of business at 3711 142nd Avenue East, Sumner, WA 98390 (hereinafter referred to as "PDS") and Makeup Incorporated. (hereinafter referred to as "PDS CUSTOMER") with its headquarters located at 3388 Via Lido 4th Floor, Newport Beach, California 92633, and is predicated upon the following:

Now therefore, and based upon the good and sufficient consideration, the parties hereby agree as follows:

The purpose of this agreement is to define the responsibilities of PDS and PDS CUSTOMER as well as to set forth the procedures established by PDS and PDS CUSTOMER that will assure the most efficient handling, storage and distribution of PDS CUSTOMER merchandise. PDS and PDS CUSTOMER are entering into this agreement based upon certain assurances made by both parties, therefore, each party expects the other to maintain the highest standards prevailing. Such standards include, but are not limited to, advanced logistical support, immediate communications, integrity of information and a commitment to excellence in performance.

1. TERM OF AGREEMENT AND TERMINATION

The term of this agreement shall be for a period of one (1) year commencing March 1, 2007 and shall automatically renew from year to year unless amended or terminated by either party. Both parties shall have the right to terminate this agreement for cause by sending a written notice by overnight courier service or by registered mail giving 60 days notice, setting forth the reason for termination by cause as set forth hereunder after at least (2) attempts at resolving the cause for termination. For purposes of this agreement, cause for termination shall include but not limited to:

a. Either party materially breaches any provision of this agreement.
b. Service failure on the part of PDS.
c. Change of scope of agreement by PDS CUSTOMER without acceptable rate revisions to PDS.

In the event of early termination of this agreement, PDS will provide PDS CUSTOMER 60 days to transfer its merchandise out of the PDS warehouse and PDS CUSTOMER agrees to pay for all reasonable expenses incurred by PDS personnel to assist in such transfer. In any event of termination of this agreement PDS CUSTOMER will pay all accrued and/or unpaid charges in full prior to any expense being incurred by PDS relative to transferring merchandise from the PDS warehouse.

2. RECEIVING REQUIREMENTS

This section is to be defined by PDS and PDS customer.

PACIFIC DISTRIBUTION SERVICES LLC

Value-Added Distribution, Fulfillment, and Warehousing Services Foreign Trade Zone Nation-wide LTL and Truckload Transportation Services

3. **SHIPPING REQUIREMENTS**

This section is to be defined by PDS and PDS customer.

4. **GENERAL AND ADMINISTRATIVE PROVISIONS**

a. Loss and Damage to Commodities
PDS shall assume liability for loss, theft, damage or destruction of any and all of PDS CUSTOMER's product while said product is under the care, custody and control of PDS. This liability shall not include missing or damaged product received into the PDS warehouse whereby PDS properly notified PDS CUSTOMER of said missing or damaged product. This liability furthermore shall not include what has been determined to be normal industry standards as inventory damage and shrinkage. Normal industry standard has been determined for the purposes of this agreement to include the first 2% of the total quantity of units processed during any 12 month period. This liability furthermore shall not include any loss resulting from "Acts of God". Any liability associated with the provisions of this paragraph shall be limited to PDS CUSTOMER's landed cost of material only.

b. Charge Backs
PDS will assume responsibility for the accuracy of the shipping process and will reimburse PDS CUSTOMER for all handling charges associated with mis-shipped product. PDS will furthermore reimburse PDS CUSTOMER for any associated freight charges incurred as a direct result of such mis-shipments as well as the "landed cost" of any product lost or damaged during the shipping process provided the product was under the care, custody and control of PDS. PDS will not assume liability for any charge backs from PDS CUSTOMER's customers as a result of mis-shipment unless specifically agreed to in writing.

c. Reports
PDS will provide PDS CUSTOMER with standard receiving and shipping reports as required by PDS CUSTOMER. Standard reports are defined as receiving and shipping reports that are system generated without material modifications. Any special or custom reports required shall be at the expense of PDS CUSTOMER.

d. Special Handling
For special handling services, the fee will be negotiated before the service is provided unless already stated via e-mail or other written correspondence. The e-mail or written correspondence will be provided to PDS CUSTOMER attached to the invoice and shall constitute authorization for payment of the services.

e. Record Keeping
PDS agrees to keep all records in good order and to make them available upon request. All records shall be maintained by PDS for a period of 3 years.

f. Physical Inventory
PDS will provide physical inventories upon request by PDS CUSTOMER subject to sufficient notice. All inventories will be at the expense of PDS CUSTOMER per Appendix "A". PDS will perform at its own expense random cycle counts and will provide PDS CUSTOMER with the results of such cycle counts. Special cycle counts as requested by PDS CUSTOMER will be at the expense of PDS CUSTOMER.

g. Rates and Charges
The rates and charges for services to be provided under this agreement are set forth in Appendix "A" attached hereto and incorporated herein. No changes will be made in the rates and charges unless agreed to in writing by both parties.

h. Invoices and Payments
All invoices will contain references numbers and supporting documentation as required by PDS CUSTOMER. In the case of invoices for special projects, a copy of either an e-mail or other written correspondence will suffice as supporting documentation authorizing payment. PDS will invoice PDS CUSTOMER upon completion of specific services and PDS CUSTOMER shall make payment to PDS within 30 days of the invoice date.

i. Disputes
Both parties shall make all reasonable attempts to mediate disputes between the parties. It is the intention of parties that the provisions of this agreement shall be enforced according to the laws of the State of Washington. Any controversy or claim arising between the parties shall be settled exclusively in the State of Washington by the American Arbitration Association, in offices closest to the offices of PDS in accordance with the rules of the American Arbitration Association.

j. Insurance
PDS shall carry at its own expense general liability and warehouse legal liability policies covering the actual cost of the product stored for PDS CUSTOMER. This warehouse legal liability insurance shall be limited to the extent stated in the insurance contract in force at the time of loss. PDS will provide certificates of insurance at the time of execution of this contract and as requested by PDS CUSTOMER. The current coverage is as follows:

General Liability per Occurrence	$1,000,000
Warehouse Legal Liability	$4,000,000

The Warehouse Legal Liability covers all products in aggregate within the warehouse. Additional coverage for specific higher limits as required by PDS CUSTOMER is available as necessary and any premiums associated with such additional coverage will be reimbursed to PDS by PDS CUSTOMER.

k. EDI

The parties agree to permit each other access to their respective information systems and databases as required to efficiently transmit and receive such information and to carry out their respective responsibilities under this agreement as required for EDI. PDS CUSTOMER hereby agrees to reimburse PDS for all custom EDI implementation costs specific to PDS CUSTOMER.

l. Indemnity

PDS and PDS CUSTOMER shall indemnify and hold harmless each other and each other's agents and employees, from any claims, causes of action, damages, losses and expenses, resulting from this agreement.

m. Force Majeure

In the event either PDS or PDS CUSTOMER is unable to perform as required by this agreement as a result of acts of God, war, insurrection, labor dispute, terrorism, or any other causes beyond, the parties will immediately notify each other in writing at the onset of any such interruption and provide the expected period of interruption. If either party is unable to perform as a result of the force majeure for more than 10 days, either party may at its discretion, terminate this agreement by providing 5 days written notice to the other.

n. Confidentiality

The existence of this agreement, as well as its terms and conditions, rates, trade secrets, know-how and all other information pertaining to any product or shipments under this agreement, are confidential. Each party agrees to maintain such information in the utmost of confidence and to take all measures necessary to protect such information.

o. Severability

In the event that any phrase, clause, sentence, or other provision contained in this agreement shall violate any applicable statute, ordinance, rule or law, such phrase, clause, sentence or provision shall be ineffective to the extent of such violations without invalidating any other provision of this agreement.

p. Entire Agreement

This agreement and attached appendices represent the entire understanding of the parties and cannot be amended except in writing signed by both parties. All prior discussions, understandings, negotiations and agreements are merged herein.

q. Schedules

Any additional agreements of the parties hereto not contained in the foregoing provisions of this agreement as are set forth on the schedules, attached hereto and hereby made a part of hereof for all purposes, as the same may be amended from time to time.

SCHEDULE A – Rates and Charges

PACIFIC DISTRIBUTION SERVICES LLC
Value-Added Distribution, Fulfillment, and Warehousing Services Foreign Trade Zone Nation-wide LTL and Truckload Transportation Services

IN WITNESS WHEREOF, the parties have hereunto caused this agreement to be duly executed as the day and year first above written.

Pacific Distribution Services, LLC	Makeup Incorporated
By:	By:
Its: Managing Partner	Its: President
Date: 2/21/07	Date: Feb 21, 2007

CORPORATE OFFICES
Pacific Distribution Services LLC Pacific Transportation Services LLC Pacific Logistics Services LLC
3711 142nd AVENUE EAST, SUMNER, WASHINGTON 98390 TELEPHONE: 253-891-0555 FAX 253-891-7178
Mailing Address: PO Box 1970, Sumner, Washington 98390
www.pacificdistribution.com

PACIFIC DISTRIBUTION SERVICES LLC

Value-Added Distribution, Fulfillment, and Warehousing Services Foreign Trade Zone Nation-wide LTL and Truckload Transportation Services

Rev September 29, 2006

Makeup Incorporated
Distribution Tariff
Rates/Fees in US Dollars
Schedule 'A'

RECEIVING SERVICES:

• Receiving Charge Each Master Carton	$ 1.00/Each Master Carton
• Sorting and Segregating Charges:	
• Cartons 1-5 SKU's	$ .05/Each Item
• Cartons 5-10 SKU's	$ .10/Each Item
• Cartons Over 10 SKU's	$ .15/Each Item
• Minimum Charge Each Receiving	$ 10.00/Each Receipt

SHIPPING SERVICES:

• Individual Item Picking, Checking, and Labor to Package Order	$ .35/Each Item
• Minimum Warehouse Picking Charge per Order	$ 3.00/Each Order
• UPS/FedEx/US Postal Service Handling Charge per Carton	$ .55/Each Carton
• Packing Supplies	Cost plus 15%

STORAGE SERVICES:

• (52) Per Square Foot, Storage, Packing Area, Picking Area	$ 1.00/Square/Foot/Month
• (53) Minimum Monthly Recurring Storage	$2000.00/Month

TICKETING, LABELING, AND QUALITY INSPECTION SERVICES:

• (63) Apply Price Tickets, UPC Tickets, or Labels Merchandise in Cartons	Ask for Quotation
• (60) Repackaging	Ask for Quotation
• (60) Removing Tags, UPC Tickets	Ask for Quotation
• (47) Convert Solid Size/Solid Color Merchandise to Pre-packs	Ask for Quotation

ACCESSORIAL CHARGES AND OTHER SERVICES:

• Warehouse Receipt & Administration	$ 10.00/Each Receipt
• (85) Order Processing	$ 5.00/Each Order
• (26) Standard Bill of Lading & Administration	$ 10.00/Each Bill Lading
• (26-A) VICS Bill of Lading & Administration	$ 15.00/Each VICS Bill
• (26-B) Customer Provided Bill of Lading	$ 5.00/Each Bill Lading
• (63-A) UCC 128 Label & Labor to Apply	$ .40/Each Label
• (64) Standard Address Label & Labor to Apply	$ .25/Each Label
• (80) Labor to Apply Labels	$ .15/Each Label
• (34) Returns: Handling Fee Per Carton/Item Plus Flat Processing Charge Each Return	$ 10.00/Each Return
• (90) Supplies Purchased on Behalf of Client	Cost Plus 15%
• Delivery by Pacific Distribution Services Employee to U.S. Post Office/Sumner, WA	$ 40.00/Each Delivery
• Any Special Documentation for Export/Import Shipments	Ask for Quotation
• EDI Set-Up Charges	Ask For Quotation
• Web Site Access to Inventory and Shipping Information	Included

NOTES:

SPECIAL PROJECTS: Billed on a per piece basis given client's submission of requirements. **STANDARD HOURLY RATES AND OVERTIME RATES:** For services not specifically quoted above refer to Pacific Distribution Standard Tariff or Standard Hourly Rates: Supervisor $50.00/Hour; Clerical Supervisor $50.00/Hour; Clerical $40.00/Hour; Warehouseman $40.00/Hour; Forklift Operator $50.00/Hour. Overtime and Saturday Rates are at time and one-half. Saturday bill at four-hour per person minimum; Sunday and Holiday rates are double-time with four hour per person minimum. **CANCELLATION:** This agreement can be revised or terminated on thirty days notice by either party. **INSURANCE:** Liability limited to Warehouseman's Legal Liability Insurance coverage. **LOAD OUT FEES:** Pacific Distribution is a 'driver load and count facility'; fees for driver non-compliance accrue to the shipper at a Minimum of $95.00 per truckload.

Approved/Makeup Incorporated: [signature], Pres. Date: 3/22/07

CORPORATE OFFICES
Pacific Distribution Services LLC Pacific Transportation Services LLC Pacific Logistics Services LLC
3711 142nd AVENUE EAST, SUMNER, WASHINGTON 98390 TELEPHONE: 253-891-0535 FAX 253-891-7178
Mailing Address: PO Box 1970, Sumner, Washington 98390
www.pacificdistribution.com